Exhibit 10.96

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), effective as of May 14, 2019, (the "Effective Date"), is made and entered into by and between CUI GLOBAL, INC., a Colorado corporation (the "Company"), and DANIEL N. FORD, Chief Financial Officer and Chief Operating Officer-Energy Division (the "Executive").

WITNESSETH:

WHEREAS, the Executive is currently and shall continue to be employed as the Company's Chief Financial Officer and Chief Operating Officer-Energy Division and has made, and is expected to continue to make, major contributions to the Company and its subsidiaries strategic short and long-term goals, growth, and financial strength of the Company; and

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction; and

WHEREAS, in consideration of the Executive's past and continued employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement; and

WHEREAS, the Executive is agreeable to the Restrictive Covenants, which is in the best interests of the Company and its shareholders as part of this Agreement; and

WHEREAS, the Compensation Committee has determined that entering into this Agreement is in the best interests of the Company and its shareholders.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.	Duties of Executive; Employment Rights; Terms.

(a)     Duties of Executive. The duties of Executive shall be those that are commensurate with the position of Chief Financial Officer and Chief Operating Officer of a corporation, and such duties shall be rendered at the Company's office and at such other place or places as the Company shall in good faith require or as the interest, needs, business, or opportunity of the Company shall require. Executive agrees that Executive will at all times faithfully, industriously , and to the best of Executive's ability, experience, and talents, perform all of the services and duties that may be required of and from Executive pursuant to the terms hereof. Executive, shall during the term of his employment hereunder, subject to control of the Chief Executive Officer and the board of directors, have the executive powers of the chief financial officer and chief operating officer and exercise active financial and operational management and supervision over the business and affairs of the Company and its subsidiaries and its several officers consistent with such offices.

(b)     Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change in Control.

2.	Executive Compensation.

(a)     Annual Base Compensation. Executive’s Annual Base Salary shall equal the following amounts per annum:

Period	Amount
Year 1 (May 15, 2019 – May 14, 2020)	$500,000
Year 2 (May 15, 2020 – May 14, 2021)	$550,000
Year 3 (May 15, 2021 – May 14, 2022)	$600,000

The Annual Base Salary payable in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. The Executive’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee, and the Compensation Committee may, but shall not be required to, increase the Executive’s Annual Base Salary. The Executive’s Annual Base Salary shall not be reduced without the written consent of the Executive.

(b)     Future Bonuses. Executive shall be entitled to receive a minimum annual bonus payment targeted at seventy-five percent (75%) of his Annual Base Salary (“Target Bonus”). Said bonus shall be based on performance objectives, goals, and milestones agreed to by the Executive and the Compensation Committee. Said bonus shall also be based on the reasonable judgment of the Compensation Committee. In addition, Executive shall be entitled to a discretionary bonus targeted at twenty-five percent (25%) of his Annual Base Salary. In the event Executive exceeds the stated goals and objectives, Executive shall have the ability to earn a larger bonus based on the performance criteria set forth above and the reasonable judgment and discretion of the Compensation Committee. The parties acknowledge that the Company’s previous Equity Incentive Plan that was approved by the Company’s shareholders, has expired. The Company intends to submit a new Equity Incentive Plan for approval by its shareholders. Until an Equity Incentive Plan is approved by the Company’s shareholders, any bonus compensation payable to the Executive shall be in the form of cash. If and when a new Equity Incentive Plan is approved by the Company’s shareholders, the Executive shall have the right to have any bonuses paid in the form of restricted stock units or other equity incentive arrangements provided for under the proposed new Equity Incentive Plan. Any issuance of equity based compensation to the Executive shall be consistent with the provisions of NASDAQ Listing Rule 5635(c).

(c)     Stock Options. Executive shall be granted, subject to the restrictions and understandings described below, options to acquire up to 960,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock for the trading day immediately prior to the Effective Date as reported on NASDAQ.COM. Such stock options shall vest in equal monthly installments over thirty six (36) months commencing on May 15, 2019. The options granted to Executive shall have a ten (10) year term from the Effective Date. Said options shall have a cashless exercise provision and shall be subject to full acceleration in the event of an involuntary termination of the Executive by the Company for any reason other than Cause, death or disability or termination of this Agreement by Executive for Good Reason. Notwithstanding the foregoing, the Executive and the Company understand that the issuance of these options is subject to shareholder approval of an equity incentive plan of which the Executive is entitled to participate. If shareholders do not approve an equity incentive plan which includes the options issued to the Executive hereunder within one (1) year of the date of this Agreement, then the Executive agrees that he shall forfeit all right, title and interest in and to these options. No options may be exercised by Executive prior to the latter of (i) six months from the Effective date or (ii) shareholder approval of an equity incentive plan, which includes these options issued to Executive. The issuance of these options shall be subject to NASDAQ Listing Rule 5635(c). The options shall be further evidenced by a stock option agreement, substantially in the form attached hereto as Annex A, and shall be subject to the provisions as contemplated by the future equity incentive plan. A form of the Option to Purchase Common Stock is set forth as Annex A.

(d)     PTO (Paid Time Off). Executive may take up to four (4) weeks of paid PTO in each calendar year at in accordance with the terms and conditions of such PTO policies generally applicable to Company's executive employees.

(e)     Reimbursement of Expenses. During the term hereof, Executive shall be entitled to reimbursement for all normal and reasonable expenses necessarily incurred by Executive in the performance of his obligations hereunder, subject to such substantiation requirements as may be imposed by the Company.

(f)     Other Benefits. Executive shall be entitled to participate in any other group hospitalization, health, dental care or sick-leave plan, life or other insurance or death benefit plan, travel or accident insurance, or executive contingent compensation plan, including, without limitation, stock option plan, retirement, income or pension plans, or other present or future group employee benefit plans, programs or arrangements of the Company for which executives are or shall become eligible, and Executive shall be eligible to receive during the term of this Agreement all benefits for which executives are eligible under every such plan, program or arrangement to the extent permissible under the general terms and provisions of such plans, programs or arrangements and in accordance with the provisions thereof.

(g)     Past Bonuses. If Executive’s employment with the Company terminates for any reason other than Cause, any bonus amounts previously approved by the Compensation Committee but not yet paid to Executive shall be payable to the Executive within sixty (60) days of the Termination Date and require no further actions or approvals.

3.	Involuntary Termination or Resignation for Good Reason.

(a)     Payments/Benefits. In no event will the Company involuntarily terminate the Executive’s employment for any reason other than death, disability or Cause for a period of one (1) year after the occurrence of a Change in Control event. In the event of: (i) an involuntary termination of Executive's employment by the Company for any reason other than Cause, death, or Disability, or (ii) Executive's resignation for Good Reason, Executive shall be entitled to the following benefits:

(i)     2.0 times the sum of Annual Base Salary and Target Bonus, paid in a single lump sum cash payment on or before the sixtieth (60th) day following Executive's Termination Date. Annual Base Salary shall mean: Executive's Annual Base Salary immediately prior to Executive’s Termination Date. Target Bonus shall mean Executive's Target Bonus immediately prior to Executive's Termination Date.

(ii)     For a period of up to eighteen (18) months following Executive's Termination Date, Executive and, where applicable, Executive's spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company's medical plans in accordance with the terms of the applicable plan documents; provided, however, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums directly to the plan provider, and the Company will reimburse the Executive, within thirty (30) days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during the aforementioned eighteen (18) month period which employment entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must immediately notify the Company in writing and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection. In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the eighteen (18) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage). The payment of any tax relating to such lump-sum payment shall be the sole responsibility of Executive

(iii)     Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of his Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company on or before the sixtieth (60th) day following Executive’s Termination Date.

(iv)     All unvested stock options, issued to Executive shall immediately vest in full, and shall be exercisable at any time prior to such instruments stated expiration date.

(v)     Any deferred past bonuses that have been earned but not paid shall be payable in a lump sum on or before the sixtieth (60th) day following Executive’s Termination Date.

4.	Termination of Employment on Account of Disability, Death, Cause or Voluntarily Without Good Reason.

(a)     Termination on Account of Disability. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of Executive's Disability, Executive shall be entitled to receive (i) 75% of his then current Annual Base Salary for six (6) months payable over such six (6) month period, and (ii) disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not receive benefits pursuant to Section 3 hereof, except that, subject to the provisions of Section 6 hereof, the Executive shall be entitled to the following benefits provided that Executive executes and does not revoke the Release: For a period of up to eighteen (18) months following Executive's Termination Date, Executive and where applicable, Executive's spouse and eligible dependents, will continue to be eligible to receive medical coverage under the Company's medical plans in accordance with the terms of the applicable plan documents; provided, however, that in order to receive such continued coverage at such rates, Executive will be required to pay the applicable premiums directly to the plan provider, and the Company will reimburse the Executive, within thirty (30) days following the date such monthly premium payment is due, an amount equal to the monthly COBRA premium payment, less applicable tax withholdings. Notwithstanding the foregoing, if Executive obtains full-time employment during the aforementioned eighteen (18) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must immediately notify the Company in writing and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection (i) of Section 4(a). In addition, if Executive does not pay the applicable monthly COBRA premium for a particular month at any time during the eighteen (18) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Executive pursuant to this subsection (i) of Section 4(a). Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage). The payment of any tax relating to such lump- sum payment shall be the sole responsibility of Executive.

(b)     Termination on Account of Death. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of Executive's death, Executive shall be entitled to receive death benefits under any death benefit program maintained by the Company that covers Executive, and Executive not receive benefits pursuant to Sections 3 hereof.

(c)     Termination on Account of Cause. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates by the Company on account of Cause, Executive shall not receive benefits pursuant to Sections 3 hereof and all unvested options or other equity compensation interests shall be immediately forfeited.

(d)     Termination on Account of Voluntary Resignation Without Good Reason. Notwithstanding anything in this Agreement to the contrary, if Executive's employment terminates on account of a resignation by Executive for no reason or any reason other than on account of Good Reason, Executive shall not receive benefits pursuant to Sections 3 hereof.

(e)     Options and Other Equity Compensation Interests. Notwithstanding the foregoing, Executive, his estate or legal representation shall be entitled to all rights that are provided to Executive under under any stock options, restricted stock or other equity compensation arrangements through the expiration date for such instruments in the event of death, disability or termination of employment without Cause by the Company.

5.           Relocation of Executive. If the Company or any of its subsidiaries elects to relocate Executive’s principal place of employment more than 50 miles from his current place of employment in Portland, Oregon, Executive shall elect either of the following two (2) options within thirty (30) days of his being notified of such relocation:

(i)     Executive agrees to the relocation to a new place of employment as designated by the Company in which event the Company or its subsidiaries shall reimburse the Executive upon his submission of documented expenses consisting of:

●	Moving and relocation expenses;

●	Temporary housing expenses for up to 180 days at the new place of employment not to exceed $4,000 per month; and

●	Closing costs associated with selling his current residence to a bona fide third party and the closing costs associated with the purchase of a new residence.

(ii)     The Executive may elect not to be relocated, in which event the Executive may terminate this Agreement for “Good Reason” and shall be entitled to the severance payments set forth in Section 3(a) of this Agreement.

6.           Release. Notwithstanding the foregoing, no payments or other benefits under this Agreement shall be made to Executive unless Executive executes, and does not revoke, the Company's standard written release, substantially in the form as attached hereto as Annex “B” (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment with the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued or become entitled to a benefit) or a termination thereof, with such release being effective not later than sixty (60) days following Executive's Termination Date.

7.           No Mitigation Obligation. Except as otherwise provided herein, Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

8.           Term of Agreement. This Agreement shall continue in full force and effect until the third (3rd) anniversary of the Effective Date (the "Initial Term"). This Agreement may be extended following the Initial Term (or any successor, extended, or renewal term, (a "Renewal Term")) by mutual written consent of the Company and Executive within ninety (90) days prior to the expiration of the Initial Term or any Renewal Term; provided, however, that within the ninety (90) day period prior to the expiration of the Initial Term or any Renewal Term, at its discretion, the Compensation Committee or the Board may propose for consideration by Executive, such amendments to the Agreement as it deems appropriate. If Executive's employment with the Company terminates during the Initial Term or a Renewal Term, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

9.           Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)     "Annual Base Salary" means the Executive's annual base salary, exclusive of bonuses, commissions, and other incentive pay, as in effect immediately preceding Executive's Termination Date. For informational purposes, as of the Effective Date, Executive's Annual Base Salary is $750,000.00.

(b)     "Board" means the Board of Directors of the Company.

(c)     "Change in Control" means:

(i)     any persons or entities becoming the beneficial owners, directly or indirectly, of securities of the Company representing greater than fifty percent (50%) of the total voting power of all of the Company's then outstanding voting securities in one or a series of related transactions;

(ii)     a merger or consolidation of the Company in which the Company's voting securities immediately prior to such merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately following the merger or consolidation;

(iii)     a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

(iv)     individuals who, as of the date of execution of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date of execution of this Agreement, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

(d)     "Cause" means:

(i)     Executive’s final conviction by a court of competent jurisdiction for fraud, misappropriation or embezzlement;

(ii)     Executive’s material breach of this Agreement or serious, willful gross misconduct or willful gross neglect of duties (other than any such neglect resulting from Executive’s incapacity due to physical or mental illness or Disability or any such neglect after the issuance of a notice of termination by Executive for Good Reason), which breach or conduct is not cured or corrected by Executive within thirty (30) days of receiving written notice thereof from the Company; or

(iii)     Executive’s material breach of any written policy of the Company, including but not limited to the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which breach is not cured or corrected by Executive within thirty (30) days of receiving written notice thereof from the Company.

(e)     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(f)     "Compensation Committee" shall mean committee of the Board appointed in accordance with related listing requirements of NASDAQ, NYSE, AMEX or other exchange in which the Company’s securities are listed.

(g)     "Disability" means (i) the Executive's incapacity by bodily injury, illness, or disease so as to prevent Executive from engaging in the performance of the Executive's duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a qualified physician to be selected by the Company, be permanent and continuous during the remainder of the Executive's life.

(h)     "Good Reason" means

(i)     a material diminution in the Executive's base compensation or target bonus below the amount as of the date of this Agreement, or as increased during the course of Executive's employment with the Company, excluding one or more reductions (totaling no more than twenty percent (20%) in the aggregate) generally applicable to all senior executives; or

(ii)     any action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that for the Executive to be able to terminate his employment with the Company on account of Good Reason, Executive must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason. Thereafter, the Company shall have a period of thirty (30) days following receipt of such notice in which to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Executive's Termination Date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier Termination Date.

(i)     "Termination Date" means the last day of Executive's employment with the Company.

(j)     "Termination of Employment" means the termination of Executive's employment relationship with the Company, for any reason.

10.	Tax Matters.

(a)     Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation, or ruling.

(b)     Indemnity. If the Company breaches its covenant not to terminate the Executive involuntarily for any reason other than death, disability or Cause within one (1) year of a Change in Control event, as set forth in Section 3(a), then the Company shall indemnify the Executive for any taxes, penalties, interests, fees and costs, including accounting and legal fees, grossed up for any additional taxable income resulting from such indemnification that the Executive incurs relating to any IRS determinations or proceedings that would subject the Executive to assessment of the Excise Tax imposed by Section 4999 of the Internal Revenue Code, or any comparable successor provision.

11.	Section 409A of the Code.

(a)     Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Any amount payable under this Agreement that constitutes deferred compensation subject to Section 409A of the Code shall be paid at the time provided under this Agreement or such other time as permitted under Section 409A of the Code. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, Section 409A of the Code. All payments to be made upon a termination of Executive's employment under this Agreement that are deferred compensation may only be made upon a "separation from service" under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)     Payment Delay. To the maximum extent permitted under Section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the "short- term deferral exception" under Treasury Regulation §l.409A-l(b)(4), and any remaining amount is intended to comply with the "separation pay exception" under Treasury Regulation §l.409A-1(b)(9)(iii); provided , however, any amount payable to Executive during the six (6) month period following Executive's Termination Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A of the Code, then such amount shall hereinafter be referred to as the "Excess Amount". If at the time of Executive's separation from service, the Company's (or any entity required to be aggregated with the Company under Section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and Executive is a "specified employee" (as defined in Section 409A of the Code and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company's (or any successor thereto) "specified employee" determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following Executive's Termination Date with the Company (or any successor thereto) for six (6) months following Executive's Termination Date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to Executive within ten (10) days following the date that is six (6) months following Executive's Termination Date with the Company (or any successor thereto). If Executive dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of Executive's estate within sixty (60) days after Executive's death.

(c)     Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive's taxable year next following Executive's taxable year in which the related taxes are remitted to the taxing authority.

12.	Restrictive Covenants.

(a)     Legitimate Business Interests. The Company is entitled to protection of its legitimate business interests, and the parties agree that these interests include without limitation: the Company's confidential business and professional information; the Company's substantial relationships with existing or prospective clients and customers, prospects and referral sources; the Company's trade secrets; the Company's patented and unpatented technology and user manuals; marketing plans; and business strategies. The parties further agree that the Company has a legitimate business interest in its employees and independent contractors who are an integral part of its business and a valuable resource due to the Company's substantial investment in the training of its employees and independent contractors. The parties further agree that the Company has a legitimate business interest in client and referral source goodwill associated with the marketing area in the United States. The parties agree that the Restrictive Covenants in this Section 12 are reasonably necessary to protect these legitimate business interests.

(b)     Non-Competition. Executive covenants and agrees that during the Restricted Period, Executive will not directly or indirectly own, manage, operate, control, be employed by, act as an agent for, participate in or be connected in any manner with the ownership, management , operation or control of any business which is engaged in businesses which are competitive to the business of the Company. Executive agrees that this restrictive covenant shall encompass the United States. For purposes of this Section 12(b), the term "Restricted Period" shall mean the term of this Agreement (including any renewal or extended terms), and for a period of twenty-four (24) months following termination of this Agreement or termination of Executive's relationship with the Company, for any reason.

(c)     Non-Solicitation.

(i)     Non-Solicitation of Customers/Clients. Executive covenants and agrees that during the Restricted Period, Executive shall not, directly or indirectly, on behalf of himself or through another person or entity, solicit, induce, entice, divert, take away or interfere with or attempt to do any of the foregoing with respect to, or trade of or trade with, any Customer of the Company on behalf of a competing business. The term "Customer" shall include, without limitation, any client, customer, supplier, consultant, advisor, or contractor of the Company, as well as those current and prospective persons or entities having a business relationship with the Company during the term of Executive's employment or at the time of Executive's solicitation, inducement, enticement, diversion, take away or interference (or attempt) or at any time within the twenty-four (24) month period prior to such action by Executive. For purposes of this Section 12(c), the term "Restricted Period" shall mean the term of this Agreement (including any renewal or extended terms), and for a period of twenty-four (24) months following termination of this Agreement or termination of Executive's relationship with the Company for any reason.

(ii)     Non-Solicitation of Employees. Executive covenants and agrees that during the Restricted Period, he shall not, directly or indirectly, solicit or induce or attempt to solicit or induce, initiate or have contact with any employee of the Company for the purpose of persuading them to leave the employ of the Company for any reason whatsoever, or offer such employee employment with anyone or otherwise hire or engage the services of any employee of the Company.

(d)     Intellectual Property; Work for Hire. The following provisions shall apply with respect to the Company's Intellectual Property (as defined below):

(i)     Executive has disclosed and will continue to disclose promptly to the Company all Intellectual Property made, conceived, created, discovered, reduced to practice or learned by Executive, either alone or jointly with others, during the term of this Agreement, including the period preceding the execution of this Agreement during which services may have been provided by Executive. As used in this Agreement, "Intellectual Property" means all intellectual property, including all Works (including all works of authorship), computer programs, methods, systems, processes, formulae, data, functional specifications, know-how, improvements, inventions, discoveries, developments, techniques, licenses, Confidential Information and all information relating thereto, patents, patent applications, copyrights, moral rights, trademarks, trade names, service marks and trade dress, in each case whether or not patentable, registrable under copyright or similar statutes, or subject to analogous protection.

(ii)     All Works which are or may be protected by a copyright, are works made for hire within the meaning of applicable copyright laws and are the sole property of the Company. For purposes of this Agreement, "Works" means all subject matter invented, conceived, developed, created or enhanced by Executive in connection with the Company's Intellectual Property or while performing services prior to or during the term of this Agreement.

(iii)     All Intellectual Property that Executive has, may have or may acquire prior to or during the term of this Agreement, is and will be the sole property of the Company. Executive assigns to the Company all of Executive's present rights, title and interests in and to that Intellectual Property. Executive waives and irrevocably quitclaims to the Company any claims that Executive now or in the future has for infringement of that Intellectual Property. Executive agrees to take all measures requested by the Company to witness and record the assignment of all of Executive's rights, title and interests in or to that Intellectual Property to the Company or its designee. Executive agrees to take all measures requested by the Company to help the Company in obtaining protection for, and benefit from, that Intellectual Property. The Company will bear all costs of such measures taken by Executive.

(iv)     Executive hereby grants to the Company a nonexclusive, royalty free, perpetual, irrevocable, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, publicly display and perform, use, sell and otherwise distribute any and all Intellectual Property that Executive made, conceived, created, discovered, reduced to practice or learned before the execution of this Agreement with the Company and that Executive incorporates or may incorporate into any products, process or other property of the Company.

(v)     Executive hereby irrevocably designates and appoints the Company and his duly authorized officers and agents as the Executive's agent and attorney-in-fact in the following limited capacity: to act for and on Executive's behalf and to execute and file any such application or applications and to perform all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections with the same legal force and effect as if executed by Executive but only if the Company is unable, after reasonable effort, to secure Executive's cooperation.

(e)     Confidentiality.

(i)     Nature and Restriction. Executive agrees that during the term of this Agreement (including any renewal or extended terms), Executive shall not (i) disclose to any other person or entity, (ii) use for the benefit of Executive or persons or entities other than the Company, directly or indirectly, or (iii) provide for use by other persons or entities any Confidential Information of the Company. Executive also agrees that upon termination of this Agreement or of the relationship between Executive and the Company, for any reason, the Executive shall return to the Company any and all documents and materials of any type related to the Company's business or other documents and material, including any and all Confidential Information, that Executive received in connection within the scope of Executive's employment with the Company.

(ii)     Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean the Company's (i) trade secrets, (ii) lists of existing and prospective clients, trade vendors, contractors, and other persons or entities with whom the Company has or contemplates business relationships, (iii) pricing and cost information related to the Business, (iv) marketing techniques, plans, and know-how, (v) computer programs and software, (vi) coding systems and processes, (vii) networking concepts and processes, (viii) contract terms and prospective contract terms with existing and prospective clients, accounts and other persons or entities with whom the Company has or contemplates business relationships, (ix) existing and prospective geographic locations, and (x) other business information, financing strategies and practices, training and operational procedures, strategies, methodologies and processes which are not generally and lawfully known of public record, public domain or by third parties.

(f)     Non-Disparagement. Executive agrees that he will not, whether orally or in writing, make any disparaging statements or comments, either as fact or as opinion, about the Company or its products and services, business, technologies, market position, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them.

(g)     Reasonableness of Restrictive Covenants. Executive has carefully read, reviewed, and considered the provisions of this Section 12 (collectively, "Restrictive Covenants"), and having done so, stipulates and agrees that that the understandings and restrictions set forth in the Restrictive Covenants are fair and reasonable, and are reasonably necessary for the protection of the interests of the Company. The parties acknowledge that legitimate business interests of the Company can be protected under applicable Florida law with respect to covenants like the Restrictive Covenants.

(h)     Rights and Remedies Upon Breach of Restrictive Covenants. If Executive breaches, or threatens to commit a breach of, the Restrictive Covenants, the Company shall have the right to have the Restrictive Covenants specifically enforced or to have any actual or threatened breach thereof enjoined by a court having competent jurisdiction, including a temporary restraining order, in addition to any and all other remedies. The Company will not be required to post a bond or provide other collateral in any such proceeding. It is further expressly understood that and stipulated that a violation of the Restrictive Covenants by Executive will inherently result in irreparable harm to the Company. Executive hereby waives any adequate remedy at law defense and failure or lack of consideration defense to the remedy of injunctive relief. In the event of any litigation for the construction, interpretation, or enforcement of any of the terms or provisions of the Restrictive Covenants, reasonable attorney's fees and costs shall be awarded to the substantially prevailing party(ies). Executive covenants and agrees that the obligations contained herein shall be extended by the length of time which Executive shall have been in breach of any of said provisions. Accordingly, Executive recognizes that the time periods included in the Restrictive Covenants contained herein shall begin on the date a court of competent jurisdiction enters an order enjoining Executive from violating such provisions unless good cause can be shown as to why the periods described should not begin at that time.

(i)     Considerations of the Restrictive Covenants. Executive acknowledges and understands that but for Executive's execution of this Agreement and the agreement to the Restrictive Covenants, the Company will/would not engage the continued services of Executive and that the offer to Executive, together with any compensation paid (including any compensation payable to Executive following termination), the Company considers sufficient consideration for the execution of this Agreement.

(j)     Enforcement. Executive and the Company desire that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of the State of Texas. Executive acknowledges and confirms that enforcement of the Restrictive Covenants shall not impair his ability to earn a livelihood. Executive acknowledges that the restrictions contained herein are reasonable. If a court of competent jurisdiction, however, determines that any restrictions imposed on Executive under this Agreement are unreasonable or unenforceable because of duration or otherwise, Executive and the Company agree and intend that the court shall enforce this Agreement to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of this Agreement and substitute therefor different provisions to effect the intent of this Agreement to the maximum extent possible.

(k)     Independent Covenants. The Restrictive Covenants set forth in this Section 12 are given and made by Executive to induce the Company to continue to employ Executive, and Executive hereby acknowledges the sufficiency of the consideration for such covenants, and acknowledges that but for such covenants, the Company would not have agreed to employ Executive. These covenants on the part of Executive shall be construed as an agreement independent of any other terms of employment, and the existence of any claim or cause of action of Executive against the Company shall not constitute a defense to the enforcement by the Company of these covenants.

13.	Successors; Binding Agreement; Assignment.

(a)     This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the " Company" for the purposes of this Agreement).

(b)     This Agreement will inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees. This Agreement will supersede the provisions of any employment, severance or other agreement between the Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such other agreements will be null and void.

(c)     This Agreement is personal in nature and Executive shall not, without the consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable, or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred, or delegated. The rights and obligations of the Company under this Agreement (including, without limitation, the Restrictive Covenants in Section 12 hereof) may be assigned by the Company at any time without the consent of Executive, and shall inure to the benefit of and be enforceable by the successors and assigns of the Company.

14.           Notices. For purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

15.           Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

16.         Governing Law. The validity, interpretation, construction, and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State

17.         Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

18.          Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

19.          Indemnification and D&O Insurance. Executive will be provided indemnification to the maximum extent permitted by the Company' s and its subsidiaries' and affiliates' Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

20.          Employee Benefits. Executive will be eligible to participate in the Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time and on terms at least as favorable as provided to any other executive officer of the Company.

21.           No Duplication of Benefits. The benefits provided to Executive in this Agreement shall offset substantially similar benefits provided to Executive pursuant to another Company policy, plan or agreement.

22.           Survival. Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Agreement, will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

23.           Counterparts. This Agreement may be executed in multiple counterparts, and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together will constitute a single binding agreement between and among all parties hereto. Counterparts may be executed by hand or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 (the “ESIGN Act”). Executed counterparts may be delivered via facsimile, electronic mail or other similar transmission method, and any executed counterpart so delivered shall be valid and effective for all purposes. No party shall raise the use of any electronic signature that complies with the ESIGN Act (including www.docusign.com), or the use of a facsimile machine, electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

24.           Headings; Captions. The headings and captions of the various Sections (including any subsections) herein contained are intended for ease of reference only and are not to be construed as evidence of the intent as to the content thereof.

25.           Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, or any amendments or exhibits hereto or thereto.

26.          Legal Fees. If a legal action is initiated by any party to this Agreement against the other party arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, any and all fees, costs and expenses reasonably incurred by the successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action will be the obligation of and will be paid or reimbursed by the unsuccessful party.

27.           Representation by Independent Legal Counsel. Executive hereby acknowledges that he has been provided with a copy of this Agreement for review prior to signing it, that he has been given the opportunity to have this Agreement reviewed by his own attorney prior to signing it, that he understands the purposes and effects of this Agreement and that the counsel for the Company, Johnson, Pope, Bokor, Ruppel & Burns, LLP prepared this Agreement on behalf of and in the course of its representation of the Company.

28.           Supersedes all Prior Agreements. This Agreement supersedes and replaces in their entirety any previous written agreements or oral understandings regarding Executive’s employment relationship with the Company and its subsidiaries.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CUI GLOBAL, INC.

By:	/s/ Corey A. Lambrecht
Corey A. Lambrecht, Chairman
Compensation Committee

“Company”

/s/ Daniel N. Ford
DANIEL N. FORD

“Executive”

MTC/ej/5533155v1

Annex A

CUI Global, Inc.

Option to Purchase Common Stock

Optionee Name: Daniel N. Ford

Optionee Address: CUI Global, Inc.

1924 Aldine Western Road

Houston, TX 77038

Date of Grant: May 14, 2019

Number of Underlying Common Shares: Nine Hundred Sixty Thousand (960,000).

Option Price: $1.14. The NASDAQ.COM closing price per share for the trading day immediately preceding the date of grant.

Vesting: Thirty Six (36) equal monthly installments (May 15, 2019 thru May 15, 2022). 26,666.66 options vest per month.

Time of Exercise of Option: The vested options shall be exercisable, in whole or in part, and from time to time, at any time before ten years from the date of vesting; provided, that no single exercise of the Option shall be for fewer than 10 shares, unless the number of shares purchased is the total number at the time available for purchase under this Option to Purchase Common Stock.

Cashless Exercise: The holder of the option, at his election, may exercise this option in a cashless exercise transaction. In order to effect this cashless exercise, the holder of the option shall give written notice (email is acceptable) to the company of his intention to use the cashless election and the date of the cashless exercise. The Company shall issue to the option holder a number of shares of common stock computed using the following formula:

X = Y (A-B)/A

where:	X = the number of shares of common stock to be issued to the option holder.
Y = the number of shares of common stock for which the option is being exercised.
A = the market price of one (1) share of common stock. The "market price" shall be defined as the average closing price of the common stock for the five (5) trading days prior to the designated date of exercise of the option (the "average closing price"), as reported by The NASDAQ Stock Market. If the Common Stock is/was not traded during the five (5) trading days prior to the date of exercise, then the closing price for the last publicly traded day shall be deemed to be the closing price for any and all (if applicable) days during such five (5) trading day period.
B = the exercise price.

This Option to purchase Common Stock is subject to acceleration, termination or to forfeiture pursuant to the terms of the Optionee’s Employment Agreement with the Company, the terms of which are incorporated herein by reference. Optionee expressly acknowledges that this Option to Purchase Common Stock is subject to shareholder approval of an equity incentive plan of which the Executive is entitled to participate. If shareholders do not approve an equity incentive plan, which includes this Option to Purchase Common Stock within one (1) year of the date of this Option to Purchase Common Stock, then the Executive agrees that he shall forfeit all right, title and interest in and to this Option to Purchase Common Stock. The issuance of this Option to Purchase Common Stock shall be subject to NASDAQ Listing Rule 5635(c). No options may be exercised until shareholders approve an equity incentive plan, of which the Executive is entitled to participate. The number of options and exercise price shall be proportionately and equitably adjusted for any stock splits or other similar recapitalizations. In no event may the Optionee exercise any Options within six (6) months of the grant date.

IN WITNESS WHEREOF, the Company has duly executed this Option to Purchase Common Stock as of the 14th day of May, 2019.

CUI Global, Inc.

By:       /s/ Corey A. Lambrecht

Corey A. Lambrecht, Chairman

Compensation Committee

Optionee Signature:

/s/ Daniel N. Ford                                            Date: May 14, 2019

MTC/ej/5533262v1

ANNEX “B”

RELEASE OF CLAIMS

This RELEASE OF CLAIMS ("Agreement") is made by and between CUI GLOBAL, INC., a Colorado corporation (the "Company"), and DANIEL N. FORD (hereinafter referred to as "You").

WHEREAS, You have agreed to enter into a release of claims in favor of the Company upon certain events specified in the Executive Employment Agreement by and between the Company and You.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and You agree as follows:

1.           Termination Date. This means the last day of Your employment with the Company.

2.          Acknowledgement of Payment of Wages. You acknowledge that the Company has paid you all accrued wages, salary, bonuses, accrued but unused vacation pay and any similar payment due and owing, with the exception of the payments and benefits owed to you under the Executive Employment Agreement and/or under any equity-based compensation awards.

3.           Confidential Information. You hereby acknowledge that you are bound by all confidentiality agreements that you entered into with the Company and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto, and with any customers or clients of the Company (which agreements are incorporated herein by this reference), that as a result of Your employment you have had access to the Confidential Information (as defined in such agreement(s)), that you will hold all such Confidential Information in strictest confidence and that You may not make any use of such Confidential Information on Your own behalf or on behalf of any third party. You further confirm that within five (5) business days following the Termination Date, You will deliver to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that You will not take with you any such documents or data or any reproduction thereof.

4.          Release and Waiver of Claims. In consideration of the benefits provided in this Agreement, You release the Company, and any and all past, current and future parent, subsidiary, related and affiliated companies, predecessors and successors thereto, as well as their officers, directors, shareholders, agents, employees, affiliates, representatives, attorneys, insurers, successors and assigns, from any and all claims, liability, damages or causes of action whatsoever, whether known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions on or before the Effective Date of this Agreement, other than those rights which as a matter of law cannot be waived, or may represent post termination payments or benefits to be received pursuant to the Executive Employment Agreement by and between Company and You.

You understand and acknowledge that this release includes, but is not limited to any claim for reinstatement , re-employment , damages, attorney fees, stock options (but on the exercise of any previously granted stock options), bonuses or additional compensation in any form, and any claim, including but not limited to those arising under tort, contract and local, state or federal statute, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Employee Retirement Income Security Act of 1974, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to Your employment or association with the Company or the termination of that relationship.

You also acknowledge that you are waiving and releasing any rights You may have under the Age Discrimination in Employment Act (ADEA) and that this waiver and release is knowing and voluntary. You acknowledge that (1) You have been, and hereby are, advised in writing to consult with an attorney prior to executing this Agreement, (2) as consideration for executing this Agreement, You have received additional benefits and compensation of value to which You would otherwise not be entitled, and (3) by signing this Agreement, You will not waive rights or claims under the Act which may arise after the execution of this Agreement, and (4) You have twenty- one (21) calendar days within which to consider this Agreement and in the event You sign the Agreement prior to twenty-one (21) days, You do so voluntarily. Once You have accepted the terms of this Agreement, You will have an additional seven (7) calendar days in which to revoke such acceptance. To revoke, You must send a written statement of revocation to the Vice President of Human Resources. If You revoke within seven (7) days, You will receive no benefits under this Agreement. In the event You do not exercise your right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven day (7) waiting period described above.

This release does not waive any rights You may have under any directors and officers insurance or indemnity provision, agreement or policy in effect as of the Termination Date, nor does it affect vested rights You may have under any equity-based compensation plan, retirement plan, 401(k) plan or other benefits plan.

5.           No Pending or Future Lawsuits. You represent that You have no lawsuits, claims, or actions pending in Your name or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. You also represent that You do not intend to bring any claims on Your own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

6.           Non-Disparagement. You agree that You will not, whether orally or in writing, make any disparaging statements or comments, either as fact or as opinion, about the Company or its products and services, business, technologies, market position, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them.

7.	Additional Terms.

(a)     Legal and Equitable Remedies. You agree that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Company may have at law or in equity for breach of this Agreement.

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(b)     Attorney's Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees, costs and expenses at trial or arbitration and any appeal therefrom, in addition to any other relief to which such prevailing party may be entitled.

(c)     Non-Disclosure. You agree to keep the contents, terms and conditions of this Agreement confidential; provided, however, that You may disclose this Agreement with Your spouse, attorneys, and accountants, or pursuant to subpoena or court order. Any breach of this non-disclosure paragraph is a material breach of this Agreement.

(d)     No Admission of Liability. This Agreement is not, and the parties shall not represent or construe this Agreement, as an admission or evidence of any wrongdoing or liability on the part of the Company, its officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. Neither party shall attempt to admit this Agreement into evidence for any purpose in any proceeding except in a proceeding to construe or enforce the terms of this Agreement.

(e)     Entire Agreement. This Agreement along with the Executive Employment Agreement, constitutes the entire agreement between You and the Company with respect to Your separation from the Company and supersedes all prior negotiations and agreements, whether written or oral, relating to its subject matter.

(f)     Modification/Successors. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, and that is duly executed by You and an authorized representative of the Company. This Agreement shall be binding upon Your heirs, executors, administrators and other legal representatives and may be assigned and enforced by the Company, its successors and assigns.

(g)     Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications.

(h)     Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this Agreement or of the right to demand strict performance in the future.

(i)     Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of Texas.

(j)     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

(k)     Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part of the parties hereto, with the full intent of releasing all claims. You acknowledge that:

(i)     You have read this Agreement;

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(ii)     You understand the terms and consequences of this Agreement and the releases it contains;

(iii)     You have been advised to consult with an attorney prior to executing this Agreement;

(iv)     You knowingly and voluntarily agree to all the terms in this Agreement; and

(v)     You knowingly and voluntarily intend to be bound by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CUI GLOBAL, INC.

By:
Print Name:
Title:

DANIEL N. FORD

MTC/ej/5537649v1

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